UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material pursuant to §240.14a-12

SANDY SPRING BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

On April 11, 2022, the Company distributed the following message to all employees.

PLEASE VOTE YOUR SANDY SPRING SHARES!

Many of us own shares of Sandy Spring stock through the Bank’s 401(k) plan or Employee Stock Purchase Plan, or through shares we’ve received as compensation. As owners of the company, we have the right to vote on the election of directors and other matters at our annual meeting of shareholders to be held on May 18, 2022. Your vote is important!

The company’s 2022 proxy statement contains details about the items of business up for vote this year, including information related to our directors, corporate governance and executive compensation. You can view the proxy statement online at www.envisionreports.com/sasr.

This year, in addition to the customary business matters, the Board of Directors is proposing to amend the company’s articles of incorporation to allow shareholders to vote on all director candidates each year, rather than electing one third of the Board every year. This amendment requires approval from 80% of outstanding shares to be adopted. Your vote is extremely important no matter how many shares you hold. A failure to vote is equivalent to a vote against this important proposal.

If you are a Sandy Spring shareholder, the company has mailed or e-mailed you a “Notice Regarding the Availability of Proxy Materials” that includes instructions explaining how to access the proxy materials electronically and vote your shares. If you own shares through multiple accounts, you should receive a separate notice for each account. If you have elected to receive proxy materials electronically, please check your junk folder if you do not find the notice in your inbox.

For the reasons discussed in the proxy statement, I encourage you to vote:

•	“FOR” the election of each nominee for director,

•	“FOR” approval of amendments to the Articles of Incorporation to declassify the Board of Directors,

•	“FOR” the advisory vote to approve the compensation for the named executive officers, and

•	“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022.

To ensure your vote is counted, please vote as soon as possible.

Thank you for your support!

Dan